Subsidiaries of the Company
- - ---------------------------




                                    Percentage  Jurisdiction of  Immediate
Name                                  Owned     Incorporation      Parent
- - ----                                ----------  ---------------  ---------

Benjamin Moore & Co., Limited          81.6       Canada         Company

Technical Coatings Co. Limited        100.0       Canada         Benjamin
                                                                 Moore & Co.,
                                                                 Limited

Technical Coatings Co.                100.0       Pennsylvania   Company

Alachua Tung Oil Company              100.0       Florida        Company

Benjamin Moore & Co (NZ) Limited      100.0       New Zealand    Company

































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